Exhibit 4.1
FOURTH SUPPLEMENTAL INDENTURE
FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”) dated as of December 10, 2024, between BUZZFEED, INC. (as successor to 890 5th Avenue Partners, Inc.), a Delaware corporation (the “Company”) and WILMINGTON SAVINGS FUND SOCIETY, FSB, as trustee (the “Trustee”).
RECITALS OF THE COMPANY
WHEREAS, 890 5th Avenue Partners, Inc., a Delaware corporation (the “Original Issuer”) has heretofore executed and delivered to the Trustee an indenture (as amended by the First Supplemental Indenture, dated as of July 10, 2023, the Second Supplemental Indenture, dated as of February 28, 2024, and the Third Supplemental Indenture, dated as of October 28, 2024, the “Indenture”), dated as of December 3, 2021 providing for the issuance of the Original Issuer’s 8.50% Convertible Senior Notes due 2026 (the “Notes”);
WHEREAS, pursuant to Section 10.02 of the Indenture, the Company solicited and received consents (the “Consent Solicitation”), upon the terms and subject to the conditions set forth in the Company’s Consent Solicitation Statement dated December 3, 2024 (as amended and supplemented as of the date of this Fourth Supplemental Indenture, the “Consent Solicitation Statement”), of Holders (the “Consenting Holders”) of at least a majority of the aggregate principal amount of the outstanding Notes (the “Requisite Consent”) to amend the Indenture as contemplated by this Fourth Supplemental Indenture;
WHEREAS, the Company desires to amend certain terms and provisions of the Indenture, as set forth in Articles 1 and 2 of this Fourth Supplemental Indenture (the “Proposed Amendments”);
WHEREAS, Section 10.03 of the Indenture provides that upon execution of a supplemental indenture, the Indenture and the Notes shall be modified therewith, and such supplemental indenture shall form a part of the Indenture for all purposes, and the Holders theretofore or thereafter authenticated and delivered shall be bound thereby; and
WHEREAS, the Company has delivered to the Trustee, pursuant to Sections 10.02, 10.05 and 17.05 of the Indenture, an Officer’s Certificate and an Opinion of Counsel, and all other acts and requirements necessary to make this Fourth Supplemental Indenture a valid and binding obligation of the Company has been completed, subject to certain terms, conditions and limitations as provided herein.
NOW, THEREFORE, THIS FOURTH SUPPLEMENTAL INDENTURE WITNESSETH:
In consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Trustee agree as follows for the equal and ratable benefit of the holders of the Notes:
ARTICLE 1
Definitions
Section 1.01.General. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

ARTICLE 2
Amendments
Section 2.01.Amendment. Following the execution and delivery by the Company and the Trustee, this Fourth Supplemental Indenture shall become effective.

(a)Section 15.01 of the Indenture is hereby amended as follows:
(i)The last sentence of Section 15.01 of the Indenture shall be deleted in its entirety and replaced with the following: Notwithstanding anything to the contrary stated in this Section 15.01, (1) an Optional Repurchase Notice may not be delivered to the Company until 5 p.m. EST on December 11, 2024 (and any Optional Repurchase Notice delivered on December 11, 2024 will have a Repurchase Date of December 18, 2024), (2) if the Company and its subsidiaries consummate a disposition of a business in a single transaction or related transactions by December 11, 2024 and issue a notice of redemption to the Trustee in accordance with Section 16.02 of the Indenture by 5 p.m. EST on December 11, 2024 so that, after giving effect to such redemption (which may include cash in addition to the Net Proceeds of the related Asset Sale), there would be no more than $30.0 million aggregate principal amount of Notes remaining outstanding at such time following such redemption (a “Specified Disposition”), an Optional Repurchase Notice may not be delivered to the Company any earlier than January 31, 2025 (and any Optional Repurchase notice delivered on January 31, 2025 will have a Repurchase Date of February 7, 2025), (3) if a Specified Disposition occurs, upon receipt of notice by the Trustee from the Company on or prior to January 31, 2025, and upon payment of a cash fee on January 31, 2025 to the Trustee for the benefit of all holders of Notes then outstanding equal to 3% per $1,000 principal amount of Notes then outstanding (up to $30 million aggregate principal amount of Notes), Optional Repurchase Notices may not be delivered to the Company until March 31, 2025, (4) if a Specified Disposition occurs, upon receipt of notice by the Trustee from the Company on or prior to March 31, 2025, and upon payment of a cash fee on March 31, 2025 to the Trustee for the benefit of all holders of Notes then outstanding equal to 4% per $1,000 principal amount of Notes then outstanding (up to $30 million aggregate principal amount of Notes), Optional Repurchase Notices may not be delivered to the Company until May 31, 2025, (5) if any Holder delivers an Optional Repurchase Notice to the Company in accordance with the foregoing, which may be delivered to the Company at 229 West 43rd Street, New York, NY 10036, Attention: Chief Financial Officer, with a copy to matthew.omer@buzzfeed.com, such Holder shall have the right to require the Company to repurchase such Holder’s Notes for cash on the date that is five (5) Business Days following the date of delivery of the Optional Repurchase Notice and the Repurchase Date for purposes of Section 15.01 of the Indenture shall be five (5) Business Days following the date of delivery of such Optional Repurchase Notice and (6) beneficial holders of the Notes may exercise the foregoing rights with respect to the Notes beneficially owned thereby by delivering to the Company (i) an Optional Repurchase Notice (which may be in the form of Attachment 5 to the Form of Note) as set forth in the preceding provisions of this paragraph and (ii) reasonable evidence of such beneficial ownership (which may include time-stamped broker statements). If a Specified Disposition occurs, any Optional Repurchase Notice previously delivered by a holder (who consented to the Fourth Supplemental Indenture) prior to the date of this Fourth Supplemental Indenture shall be null and void and deemed to have not been previously delivered.
(ii)The second sentence of Section 15.01 is deleted in its entirety and replaced with the following: For the avoidance of doubt, a Holder shall have the right to deliver an Optional Repurchase Notice at any time prior to the earliest date on which an Optional Repurchase Notice may be delivered, provided that, notwithstanding the date of delivery of any such notice, such notice shall only be deemed to have been delivered on the earliest date on which an Optional Repurchase Notice may be delivered. For example, if January 31, 2025 is the earliest date on which an Optional Repurchase Notice may be delivered, then a Holder may deliver a notice earlier than January 31, 2025 but such notice shall not be deemed to be delivered until January 31, 2025.
(b)Section 16.01 of the Indenture is hereby deleted in its entirety.

(c)Section 16.02 of the Indenture is hereby amended by adding the following at the end of the first paragraph thereof: In connection with any Mandatory Redemption, the Company may in its discretion also utilize cash to redeem additional Notes in connection with such Mandatory Redemption beyond the Maximum Redemption Amount at the same Mandatory Redemption Price and on the same Mandatory Redemption Date.
(d)New Section 16.03 is hereby added under Article 16 of the Indenture as follows
Section 16.03 Right of the Company to Redeem the Notes. (a) Subject to the terms of this Section 16.03, the Company has the right, at its election, to redeem all, or any portion in an authorized denomination, of the Notes (the “Optional Redemption”), at any time and from time to time, prior to the Maturity Date, for a cash purchase price equal to 100% of the aggregate principal amount of such Notes plus accrued and unpaid interest on such Note to (but not including) the redemption date for such Optional Redemption (the “Optional Redemption Price”), provided that if Notes are redeemed following a Regular Record Date with respect to an Interest Payment Date but prior to such Interest Payment Date, interest on such Notes to be redeemed will be payable on such Interest Payment Date to the registered holders as of the close of business on the relevant Regular Record Date in accordance with the Notes and the Indenture.
(b) In order to call any Notes for redemption in accordance with this Section 16.03, the Company must send a notice of redemption to the Trustee at least five (5) business days prior to the date of redemption (the “Optional Redemption Date”). The Trustee will then promptly mail, or electronically deliver, according to the Applicable Procedures, such notice to each registered holder of the Notes to be redeemed. Notices of redemption may be conditioned on the occurrence of one or more events and such redemption shall not occur if the condition is not satisfied. The notice of redemption must include the Optional Redemption Date and the Optional Redemption Price per $1,000 principal amount of Notes. The Company will cause the Optional Redemption Price for a Note (or portion thereof) subject to Optional Redemption to be paid to the Holder thereof on the applicable Optional Redemption Date. Unless the Company defaults in payment of the Optional Redemption Price, interest will cease to accrue on the Notes to be redeemed on and after such Optional Redemption Date.
If less than all of the Notes are to be redeemed, the Trustee will select the Notes for Optional Redemption in compliance with the Applicable Procedures in a manner providing for a pro rata redemption, unless otherwise required by law or applicable stock exchange or depositary requirements (it being agreed that the Trustee shall have no obligation to monitor such requirements). The Trustee will not be liable for any selections made by it in accordance with this Section 16.03.
In connection with any redemption made by the Company pursuant to Section 16.02 or 16.03 of this Indenture, Holders shall have the right to exercise conversion rights with respect to the Notes until the third Business Day prior to the applicable redemption date, subject in each case to compliance with the Applicable Procedures.
(e)The first sentence of Section 17.03 of the Indenture shall be deleted in its entirety and replaced with the following: Any notice or demand that by any provision of this Indenture is required or permitted to be given or served by the Trustee or by the Holders on the Company shall be deemed to have been sufficiently given or made, for all purposes if given or served by being deposited postage prepaid by registered or certified mail in a post office letter box addressed (until another address is delivered by the Company to the Trustee) to BuzzFeed, Inc., 229 West 43rd Street, New York, NY 10036, Attention: Chief Legal Officer, email: David.Arroyo@buzzfeed.com, with a copy sent to

Freshfields US LLP, 3 World Trade Center, 175 Greenwich Street, New York, NY 10007, Attention: Valerie Jacob; Michael Levitt, email: Valerie.Jacob@freshfields.com; Michael.Levitt@freshfields.com.
ARTICLE 3
Miscellaneous Provisions
Section 2.01.Effectiveness; Construction. This Fourth Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee as of the date hereof. Upon the effectiveness of the Fourth Supplemental Indenture, the Indenture shall be supplemented in accordance herewith. This Fourth Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. The Indenture and this Fourth Supplemental Indenture shall henceforth be read and construed together.
Section 2.02.Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.
Section 2.03.Trustee Matters. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The recitals contained in this Fourth Supplemental Indenture shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Fourth Supplemental Indenture.
Section 2.04.No Third-Party Beneficiaries. Nothing in this Fourth Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties to the Indenture, any Paying Agent, any Conversion Agent, any authenticating agent, any Note Registrar and their successors under the Indenture or the holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture, as supplemented hereby.
Section 2.05.Headings. The Article and Section headings of this Fourth Supplemental Indenture have been inserted for convenience of reference only and are not to be considered a part of this Second Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
Section 2.06.Successors. All agreements of the Company and the Trustee in this Fourth Supplemental Indenture shall bind their respective successors and assigns whether so expressed or not.
Section 2.07.Governing Law. THIS FOURTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF NEW YORK.
Section 2.08.Counterpart Signatures; Digital Signatures. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. Any communication sent to Trustee under the Indenture that requires a signature must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to Trustee by an authorized representative of the Company). The Company agrees to assume all risks arising out of its use of digital signatures and electronic methods to submit communications to Trustee, including the risk of the Trustee acting on unauthorized instructions and the risk of interception and misuse by third parties.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the date first written above.

BUZZFEED, INC. By: /s/ Jonah Peretti Name: Jonah Peretti Title: Chief Executive Officer

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee By: /s/ Anita Woolery Name: Anita Woolery Title: Vice President

[Signature Page to Fourth Supplemental Indenture]